SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. __________)



                           COMMODORE HOLDINGS LIMITED
-------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    G23257101
-------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------------------                 ----------------------------
CUSIP NO. G23257101                                      PAGE 2 OF 4 PAGES
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          FREDERICK A. MAYER
          ###-##-####
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
       NUMBER OF
       SHARES                            500,000
       BENEFICIALLY      -------------------------------------------------------
       OWNED BY                6      SHARED VOTING POWER
       EACH
       REPORTING                         0
       PERSON            -------------------------------------------------------
       WITH                    7      SOLE DISPOSITIVE POWER

                                         500,000
                         -------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          500,000
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.6
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                Page 2 of 4 pages

Item 1(a).     Name of Issuer: COMMODORE HOLDINGS LIMITED

Item 1(b).     Address of Issuer's Principal Executive Offices:

                        4000 Hollywood Boulevard, Suite 385
                        South Tower
                        Hollywood, FL  33021

Item 2(a).     Name of Person Filing:

                        Frederick A. Mayer

Item 2(b).     Address of Principal Business Office or, if none, Residence:

                        4000 Hollywood Boulevard, Suite 385
                        South Tower
                        Hollywood, FL  33021

Item 2(c).     Citizenship:  See Item 4 on Cover Page

Item 2(d).     Title of Class of Securities: COMMON STOCK

Item 2(e).     CUSIP Number: G23257101

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                        NOT APPLICABLE

Item 4.        Ownership:  See Items 5-11 of Cover Page

Item 5.        Ownership of Five Percent or Less of a Class:  NOT APPLICABLE

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

                        NOT APPLICABLE




                                Page 3 of 4 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:  NOT APPLICABLE

Item 8.        Identification and Classification of Members of the Group:  NOT
               APPLICABLE

Item 9.        Notice of Dissolution of Group:  NOT APPLICABLE

Item 10.       Certification:  NOT APPLICABLE





                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




/s/ Frederick A. Mayer
----------------------------
Name:  Frederick A. Mayer
Title:   Vice Chairman




Dated:  February 12, 1997



                                Page 4 of 4 pages